                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Gannett Co., Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               Gannett Co., Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                        [LOGO OF GANNETT APPEARS HERE]

                                                  March 18, 1998

Dear Shareholder:

  On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, April 28, 1998, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

  At this meeting you will be asked to vote for the election of three directors and for the election of Price Waterhouse as the Company's independent auditors for 1998. These matters are discussed in detail in the attached proxy statement.

  Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

  There also is one shareholder proposal that we understand will be presented for consideration at the meeting. The shareholder proposal is discussed in the attached proxy statement. Your Board believes this proposal is not in the best interests of the Company and its shareholders and recommends that you vote against it.

  It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that this year you may vote your shares by telephone or by using the enclosed proxy card. The toll-free telephone number and instructions are shown on the enclosed proxy card. Alternatively, you can vote by signing and dating the proxy card and returning it in the envelope provided.

  An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

  Thank you for your continued support.

                                   Cordially,

  /s/ John J. Curley                            /s/  Douglas H. McCorkindale

    John J. Curley                                Douglas H. McCorkindale
  Chairman and Chief                            Vice Chairman and President
    Executive Officer


            1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                        [LOGO OF GANNETT APPEARS HERE]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 28, 1998

                               ----------------

To Our Shareholders:

  The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on April 28, 1998 for the following purposes:

    (1) to elect three directors;

    (2) to act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the 1998 fiscal year;

    (3) to consider a shareholder proposal; and

    (4) to transact such other business, if any, as may properly come before the meeting.

  The Board of Directors has set the close of business on March 2, 1998 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

  YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE NEXT PAGE TO VOTE USING THE TOLL-FREE TELEPHONE NUMBER ON THE ENCLOSED PROXY CARD OR BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                          By Action of the Board of Directors

                                          /s/ Thomas L. Chapple

                                          Thomas L. Chapple
                                           Secretary

Arlington, Virginia
March 18, 1998

                        [LOGO OF GANNETT APPEARS HERE]

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on April 28, 1998.

  The Board set March 2, 1998 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting. On that date, there were 284,289,821 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote.

  There has been sufficient space for interested shareholders to attend past meetings. Since seating is limited, however, an admission ticket is required. We will do our best to accommodate as many shareholders as the space allows. We will provide each shareholder with one admission ticket. Only you or your proxy are allowed to use your ticket. If you are a shareholder of record and plan to attend the meeting, please check the appropriate box on your proxy card, and return it in the enclosed return envelope. If you vote by telephone, you can request a ticket when you vote. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than April 21, 1998. If you decide not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

  Shares represented by proxies will be voted as directed by the shareholder on the proxy card or by telephone. Unless you direct otherwise, your shares will be voted for the Board's nominees for director and for the election of auditors, and against the one shareholder proposal. If you deliver a proxy by mail or telephone, you have the right to revoke it in writing (by another proxy bearing a later date) or by phone (by another call at a later date), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it.

  If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans can be voted on the proxy card accompanying this Proxy Statement or by telephone. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee in the same proportion as shares for which the trustee receives instructions.

  This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 18, 1998.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

  The Board of Directors is composed of 10 directors, but following the retirement of Dolores Wharton discussed below, its size will be reduced to 9 directors. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock, and each director meets or exceeds this requirement. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term. The Board of Directors held 6 meetings during 1997, and all of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

  The Board of Directors conducts its business through meetings of the Board and its committees. The Management Continuity Committee, the Executive Compensation Committee, the Audit Committee and the Public Responsibility and Personnel Practices Committee are four of those committees.

  The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 1999 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by February 3, 1999. The Committee members are Meredith A. Brokaw, Chair, John J. Curley, and Drew Lewis. This Committee met 5 times during 1997.

  The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are Thomas A. Reynolds, Jr., Chair, Stuart T. K. Ho, and Dolores D. Wharton. None of the members of the Committee is an employee of the Company. This Committee met 6 times during 1997.

  The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Stuart T. K. Ho, Chair, Drew Lewis, Josephine P. Louis, Thomas A. Reynolds, Jr. and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met 3 times during 1997.

  The Pubic Responsibility and Personnel Practices Committee monitors the Company's performance in meeting its obligations of fairness in internal and external matters and under its equal employment opportunity programs. The Committee's members are Josephine P. Louis, Chair, Meredith A. Brokaw and Peter B. Clark. None of the members of the Committee is an employee of the Company. This Committee met 3 times during 1997.

NOMINEES

  The Board intends to nominate the three persons named below for election this year. All three nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2001 or until their successors are elected. The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday. Dolores Wharton reached age 70 this year and will retire from the Board at this meeting. Thomas A. Reynolds, Jr. and Peter B. Clark will reach age 70 this year and will retire from the Board by the 1999 Annual Meeting. The Board elected Karen Hastie Williams to the Board in December 1997. She joined the class of directors whose term expires at the 2000 Annual Meeting.

  Dr. Michael J. Franzblau, of Greenbrae, California, has notified the Company that he plans to attend the annual meeting and to nominate Dr. David Bloom for election to Gannett's Board of Directors at the meeting. Dr. Bloom, 60, is a gastroenterologist practicing in Greenbrae, California. Dr. Franzblau submitted Dr. Bloom's nomination to the Management Continuity Committee for the Committee's consideration, and the Committee did not nominate Dr. Bloom. This proxy statement is prepared by the Company and only solicits voting authority with respect to management nominees.

  The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the Board may do one of three things. The Board may recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

  The three nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directed. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote on the Board nominees.

  The principal occupations and business experience of the management nominees and of the continuing directors are described below.

THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 1998 ANNUAL MEETING:

                                STUART T. K. HO

  Mr. Ho, 62, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is a director of Aloha Airgroup, Inc., Pacific Century Financial Corporation, and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                              JOSEPHINE P. LOUIS

  Mrs. Louis, 67, is Chairman and Chief Executive Officer of Eximious Inc. and Eximious Ltd. She is a director of HDO Productions, Inc. and a trustee of the Chicago Horticultural Society and the Chicago Historical Society. She has been a director of Gannett since 1994.

                            DOUGLAS H. MCCORKINDALE

  Mr. McCorkindale, 58, is Vice Chairman and President of Gannett. He was Vice Chairman and Chief Financial and Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and Frontier Corporation and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director of Gannett since 1977.

  THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1999 ANNUAL MEETING:

                              MEREDITH A. BROKAW

  Mrs. Brokaw, 57, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. She has been a director of Gannett since 1983.

                                PETER B. CLARK

  Mr. Clark, 69, is the former Chairman, President and Chief Executive Officer of The Evening News Association, which merged with Gannett in 1986. He was President of The Evening News Association from 1963 until his retirement in 1986. He has been a director of Gannett since 1986.

                                JOHN J. CURLEY

  Mr. Curley, 59, is Chairman and Chief Executive Officer of Gannett. He was Chairman, President and Chief Executive Officer from 1989 to 1997, President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983.

  THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2000 ANNUAL MEETING:

                                  DREW LEWIS

  Mr. Lewis, 66, is the former Chairman and Chief Executive Officer of Union Pacific Corporation. He served as the United States Secretary of
Transportation from 1981 to 1983. He is a director of Union Pacific Resources Group Inc., American Express Company, Gulfstream Aerospace, Lucent Technologies, AmTec, Inc. and the FPL Group, Inc. He has been a director of Gannett since 1995.

                            THOMAS A. REYNOLDS, JR.

  Mr. Reynolds, 69, is Chairman Emeritus of the law firm of Winston & Strawn, Chicago, Illinois. He is a director of Jefferson Smurfit Group and Union Pacific Corporation. Winston & Strawn performed legal services for Gannett in 1997. He has been a director of Gannett since 1979.

                             KAREN HASTIE WILLIAMS

  Ms. Williams, 53, is a Partner at the law firm of Crowell & Moring, Washington, D.C. Ms. Williams is a director of Crestar Financial Services Corporation, Continential Airlines, Inc., Fannie Mae, SunAmerica, Inc., and Washington Gas Light Company. She has been a director since 1997.

SECURITIES OWNED BY GANNETT MANAGEMENT

  The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 2, 1998:

NAME OF OFFICER OR DIRECTOR                   TITLE                SHARES OWNED
---------------------------                   -----                ------------
John J. Curley................. Chairman and CEO                    1,457,934
Douglas H. McCorkindale........ Vice Chairman and President         1,196,320
Gary L. Watson................. President/Newspaper Division          248,992
Cecil L. Walker................ President/Broadcasting Division        83,740
Thomas Curley.................. President and Publisher, USA TODAY    138,737
Meredith A. Brokaw............. Director                               11,045
Peter B. Clark................. Director                                7,107
Stuart T.K. Ho................. Director                               17,818
Drew Lewis..................... Director                               12,000
Josephine P. Louis............. Director                              116,130
Thomas A. Reynolds, Jr. ....... Director                               23,702
Dolores D. Wharton............. Director                               10,000
Karen H. Williams.............. Director                                1,000
All directors and executive
 officers as a group (35
 persons including those named
 above)........................                                     4,325,276

  Each person listed owns less than 1% of Gannett's outstanding shares. All directors and executive officers as a group beneficially owned 4,325,276 shares on March 2, 1998. This represents 1.5% of the outstanding shares. The following shares are included because they may be acquired under stock options by May 1, 1998: Mr. John J. Curley--1,017,500; Mr. McCorkindale--817,500;
Mr. Watson--196,525; Mr. Walker--43,210; Mr. Thomas Curley--94,180; all executive officers as a group--2,839,846. For all shares owned, each director or executive officer possesses sole voting power and sole investment power, except for Mr. Ho, who shares investment and voting power with respect to 2,000 shares held in trust.

  Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust: Mr. Clark--600; Mr. McCorkindale--874; Mr. Watson--24; all directors and executive officers as a group--49,634.

  Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company as Trustee of the Gannett 1987 Deferred Compensation Plan: Mr. McCorkindale--16,094; Mr. Watson--12,097; Mr. Walker--12,179; Mr. Thomas Curley--9,353; Mrs. Brokaw--9,045; Mr. Clark--1,507; Mr. Ho--15,261; Mr.
Reynolds--9,702; all directors and executive officers as a group--187,072.

  The shares reported above do not include 1,239,826 shares owned on March 2, 1998 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Retirement Plan Committee, which has the power to direct the voting of those shares: John J. Curley, Douglas H. McCorkindale, Richard
L. Clapp (Senior Vice President, Human Resources), Larry F. Miller (Executive Vice President and Chief Financial Officer), and Jimmy L. Thomas (Senior Vice President, Financial Services and Treasurer).

COMPENSATION OF DIRECTORS

  The Company pays its directors an annual fee and meeting fees. The annual fee is $42,500. Each director receives $1,250 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Directors who are also employees of the Company receive no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund.

  In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. The annual benefit under the Plan is equal to a percentage of the director's highest annual compensation during the ten years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                      COMPENSATION OF GANNETT MANAGEMENT

  The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its compensation decisions in 1997:

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

COMPENSATION POLICY: PAY FOR PERFORMANCE

  The Executive Compensation Committee continues to place heavy emphasis on the principle of pay for performance.

  One important aspect of pay for performance is the Committee's continued emphasis on long-term stock compensation, which is consistent with the Committee's policy of tying the interests of the senior executives closely with those of the Company's shareholders and creating a greater incentive for key executives to manage the Company so as to increase shareholder value.

  Stock compensation includes long-term awards under the 1978 Long-Term Incentive Plan, payment of 25% of an executive's bonus in Gannett stock, and minimum stock ownership guidelines for all executive officers.

THE ELEMENTS OF COMPENSATION AT GANNETT

  The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term stock awards under the 1978 Long-Term Incentive Plan.

  These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate pay for performance, while the value of stock awards depends upon long-term results. These elements of compensation are discussed in detail below.

  In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

  The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

  The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

  The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

  To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

  In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company's stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

  A job grading system is used to make equitable grants. At the lower end of the management grades, more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the grades. Options are given in larger amounts at higher grade levels because these performers can more directly influence long-term results.

COMPENSATION DECISIONS IN 1997

  In 1997, the Committee applied the Compensation Policy and continued to emphasize the important link between the compensation of its executive officers and the Company's performance relative to its business objectives and its competitors' performance. The Company's material business objectives are increasing shareholder value, performance against budget, product quality and employee development.

  In making its compensation decisions, the Committee considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value. In addition, the Committee considered management's recommendations for individual compensation awards. The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the peer group companies named on page 11.)

  While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own subjective good judgment in making final determinations.

  In 1997, the Committee continued to emphasize key executives' ownership of Gannett common stock as a component of their compensation. The Committee continued to oversee the executive share ownership guidelines for the five highest-paid officers' ownership of Gannett common stock equal to three times their salary range midpoint and other key executives' ownership of Gannett common stock equal to their salary range midpoint. All of these officers and key executives exceed these stock ownership guidelines.

  The Committee took into account the deductibility of compensation expenditures under section 162(m) of the Internal Revenue Code. The Committee does not believe that rigid compliance with these tax law requirements is always consistent with sound executive compensation practices intended to improve shareholder value. $945,000 of Chairman and Chief Executive Officer John J. Curley's 1997 compensation, and $5,625 of Vice Chairman and President Douglas H. McCorkindale's 1997 compensation, was non-deductible for income tax purposes under Section 162(m). The Committee anticipates that future compensation of certain key executives will include some amounts that likewise are not deductible.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT

  Base salaries are designed to help attract and retain management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

  The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by the Company's competitors and with other companies of comparable size in the media industry. Companies with comparable revenues or profits in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

  Other factors used to establish competitive salary ranges include internal job values, as determined by senior management, and the state of the economy in the Company's markets. The Company is both larger than its competitors and has outperformed them. Those factors and general compensation practices in the media industry have led the Company to place its management salaries above the median for the comparative companies.

  In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience, and the chief executive officer's recommendations. The most important factor, however, was the Committee members' judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

      NAME                                               1996 SALARY 1997 SALARY
      ----                                               ----------- -----------
      John J. Curley....................................  $800,000    $900,000
      Douglas H. McCorkindale...........................  $650,000    $750,000
      Gary L. Watson....................................  $480,000    $500,000
      Cecil L. Walker...................................  $385,000    $415,000
      Thomas Curley.....................................  $350,000    $375,000

  Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for minimum salary levels but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR

  Annual bonuses paid under the Executive Incentive Bonus Plan focus performance, motivate executive officers and reward them for good performance. The goal of the Executive Incentive Bonus Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

  The bonuses for 1997 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, the performance of the executive's business unit and/or the Company's overall performance. First, division performance was evaluated, and the available bonus fund was allocated by division. Second, each operating unit's performance was assessed, followed by individual performance evaluations conducted by senior management. Individual bonus amounts then were determined. The Committee's review of the bonuses was subjective, based on its knowledge of the Company, its regular contact with the executives throughout the year and a review of performance. No relative ranking of these various factors was applied.

  In furtherance of the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 1997 were paid to them in the form of Gannett common stock. This continues a practice established in 1994. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                             1996 BONUS          1997 BONUS
                                         ------------------- -------------------
      NAME                                 CASH   GCI SHARES   CASH   GCI SHARES
      ----                               -------- ---------- -------- ----------
      John J. Curley.................... $712,500   5,820    $937,500   4,936
      Douglas H. McCorkindale........... $656,250   5,360    $881,250   4,640
      Gary L. Watson.................... $251,250   2,112    $300,000   1,579
      Cecil L. Walker................... $217,500   1,776    $262,500   1,382
      Thomas Curley..................... $210,000   1,716    $251,250   1,323

All references to stock compensation in this Report have been adjusted to reflect the two-for-one split of the Company's stock on October 6, 1997.

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH

  Long-term stock awards under the 1978 Long-Term Incentive Plan are based on the performance of Gannett common stock and are designed to align the executives' interests with those of the Company's shareholders. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, so as to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

  It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

  In recent years, the Committee has used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants through 1995 and ten years thereafter) at the fair market value on the date of grant. A stock incentive right is the right to receive shares of common stock of the Company conditioned on continued employment throughout a specified period (typically four years). Stock incentive rights are not awarded to executive officers.

  The Committee decides whether to grant individual long-term stock awards and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the Company's competitors and by using a Towers Perrin Media Survey. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

  Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

  The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                            NAME                       1996 OPTIONS 1997 OPTIONS
                            ----                       ------------ ------------
      John J. Curley..................................   280,000      170,000
      Douglas H. McCorkindale.........................   230,000      140,000
      Gary L. Watson..................................    80,180       55,600
      Cecil L. Walker.................................    51,240       33,700
      Thomas Curley...................................    42,320       28,200

CHIEF EXECUTIVE OFFICER COMPENSATION:

  As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 1997 fiscal year, basic earnings per share from continuing operations, excluding a non-recurring 33-cent gain from an exchange of radio and television stations, increased 34%, from $1.88 to $2.52. Operating income as a percent of sales increased from 24.1% to 27.8%. In addition, the Company's stock price, adjusted for the two-for-one stock split effective October 6, 1997, and excluding dividends, increased 65%, from $37.44 to $61.81. The Company's peer group, consisting of the S&P Publishing/Newspaper Index and the S&P Publishing Index, excluding dividends, increased 54% and the S&P 500 Index, excluding dividends, increased 31%. Cumulatively, over the last five years, excluding dividends, the Company's stock price increased 144%, the peer group increased 132% and the S&P 500 Index increased 123%. In 1997, the Company's total market value increased 66%, from $10.58 billion to $17.55 billion. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors. In addition, the Committee considered the significant activity of the Company in completing various acquisitions and dispositions.

  By all measures, the Committee concluded that 1997 was an excellent year, and Mr. Curley's bonus and salary for 1997 reflected these results.

  To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of the Company's competitors, and of companies with revenues or profits comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed. The Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than that of its competitors and its net income and earnings per share set new records.

  In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 170,000 stock options in December 1997. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interest to that of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

  In short, the Committee believes that the Company's performance, Mr. Curley's performance, and the competitive market warrant the compensation package approved for him.

                                          Executive Compensation Committee

                                          Thomas A. Reynolds, Jr., Chair
                                          Stuart T. K. Ho
                                          Dolores D. Wharton

                       COMPARISON OF SHAREHOLDER RETURN

  The following graph compares the performance of the Company's Common Stock during the period December 31, 1992 to December 31, 1997 with the S&P 500 Index and a "peer group" combining the companies on the S&P Publishing/Newspaper Index (Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, and Tribune Company) and on the S&P Publishing Index (Dow Jones & Co., Inc., The McGraw-Hill Companies, Inc., Meredith Corporation, and Times Mirror Company).

  Previously, the Company has compared its performance with only the S&P Publishing/Newspaper Index. As this Index consists of only three companies in addition to Gannett and the companies in the S&P Publishing Index also are competitors of the Company in the media industry, the Company believes that a comparison with a peer group consisting of both Indices more appropriately measures the Company's performance vis-a-vis its industry peers.

  The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index and the S&P Publishing Index also are weighted by market capitalization.

  The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, the S&P Publishing/Newspaper Index and the peer group at closing prices on December 31, 1992. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P Publishing/Newspaper Index and the S&P Publishing Index.

                          [LINE GRAPH APPEARS HERE]

-------------------------------------------------------------------------------
                                  1992    1993    1994    1995    1996    1997
-------------------------------------------------------------------------------
Gannett Co., Inc.                100.00  115.68  110.47  130.50  162.43  272.08
-------------------------------------------------------------------------------
S&P Publishing/Newspaper Index   100.00  115.82  107.00  134.81  171.39  279.39
-------------------------------------------------------------------------------
S&P 500 Index                    100.00  110.08  111.53  153.45  188.68  251.63
-------------------------------------------------------------------------------
Peer Group                       100.00  116.43  109.42  143.78  175.25  275.06
-------------------------------------------------------------------------------

                          SUMMARY COMPENSATION TABLE

  The following table provides a summary of compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                           LONG-TERM
                                                          COMPENSATION
                               ANNUAL COMPENSATION         AWARDS(3)
                         -------------------------------- ------------
                                                  OTHER
                                                 ANNUAL    SECURITIES
                                                 COMPEN-   UNDERLYING     ALL OTHER
        NAME AND              SALARY  BONUS(1)  SATION(2)   OPTIONS    COMPENSATION(4)
   PRINCIPAL POSITION    YEAR   ($)      ($)       ($)        (#)            ($)
   ------------------    ---- ------- --------- --------- ------------ ---------------
John J. Curley.......... 1997 900,000 1,250,000   4,796     170,000        77,365
(Chairman and CEO)       1996 800,000   950,000   4,207     280,000        75,203
                         1995 800,000   850,000   9,514     250,000        60,022
Douglas H.
 McCorkindale........... 1997 750,000 1,175,000  11,924     140,000        43,141
(Vice Chairman and       1996 650,000   875,000  15,402     230,000        43,666
 President)              1995 650,000   775,000  17,269     200,000        44,206

Gary L. Watson.......... 1997 500,000   400,000   6,298      55,600        26,494
(President/Newspaper     1996 480,000   335,000   4,827      80,180        26,989
 Division)               1995 460,000   320,000  11,702      72,000        28,436

Cecil L. Walker......... 1997 415,000   350,000   4,200      33,700        23,339
(President/Broadcasting  1996 385,000   290,000   4,207      51,240        23,848
 Division)               1995 350,000   250,000   6,350      42,800        23,485

Thomas Curley(5)........ 1997 375,000   335,000   4,977      28,200        15,171
(President & Publisher   1996 350,000   280,000   4,632      42,320        16,282
 USA TODAY)              1995 335,000   240,000   6,472      36,000        14,815

--------
(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, alternate appreciation rights, performance bonus units, and option surrender rights may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John J. Curley--$75,765; Mr. McCorkindale--$41,541; Mr. Watson--$24,894; Mr. Walker--$21,739; and Thomas Curley--$14,171. The column also includes a matching contribution of $1,600 in Gannett Common Stock received by each of the five named officers under its 401(k) plan.

(5) John J. Curley and Thomas Curley are brothers.

                              OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                         ---------------------------------------------
                         NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING    OPTIONS     EXERCISE
                          OPTIONS     GRANTED TO   OR BASE
                          GRANTED     EMPLOYEES     PRICE   EXPIRATION    GRANT DATE
          NAME              (#)     IN FISCAL YEAR  ($/SH)     DATE    PRESENT VALUE ($)
          ----           ---------- -------------- -------- ---------- -----------------
John J. Curley..........  170,000        9.71       $59.50   12/9/07      $2,500,700
Douglas H.
 McCorkindale...........  140,000        7.99       $59.50   12/9/07      $2,059,400
Gary L. Watson..........   55,600        3.18       $59.50   12/9/07      $  817,876
Cecil L. Walker.........   33,700        1.93       $59.50   12/9/07      $  495,727
Thomas Curley...........   28,200        1.61       $59.50   12/9/07      $  414,822

  This table shows stock options awarded to the five named officers in 1997. Stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of the stock options granted in the last fiscal year may be exercised on December 9, 1998, 50% on December 9, 1999, 75% on December 9, 2000, and 100% on December 9, 2001. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at that time. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR is automatically cancelled.

  "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values are: a dividend yield of 2.15%, expected volatility of 16.28%, a risk-free interest rate of 5.87% and a 7-year expected life. The calculated value of the options on the grant date was determined to be $14.71 per option.

  On December 28, 1997, 22,328,063 shares of Gannett common stock were available for grants under the 1978 Executive Long-Term Incentive Plan. At that time, there were 9,234,421 options outstanding with a weighted average exercise price of $36.00. The expiration dates range from December 31, 1998 to December 9, 2007.

                              STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES                    OPTIONS AT FY-END             AT FY-END
                          ACQUIRED                          (#)                       ($)
                             ON         VALUE    ------------------------- -------------------------
          NAME           EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
John J. Curley..........   150,000   $3,867,413   1,052,500     567,500    $32,974,532  $9,605,469
Douglas H.
 McCorkindale...........    50,000   $1,160,625     817,500     462,500    $25,542,344  $7,775,781
Gary L. Watson..........       --           --      196,525     164,235    $ 5,778,847  $2,572,023
Cecil L. Walker.........    23,950   $  437,562      58,860      99,530    $ 1,622,126  $1,534,697
Thomas Curley...........    12,000   $  330,750     108,180      83,940    $ 3,346,619  $1,311,469

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company has a Transitional Compensation Plan (the "Plan") which provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause within two years after a change in control. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on years of service; (iii) life insurance and medical benefits for the same period; (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period; and (v) an amount that, after taxes, will equal the amount of any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

  If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and stock incentive rights become payable. In addition, the 1978 Executive Long-Term Incentive Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

  The Company has a contract with John J. Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as is mutually agreed upon, until the earlier of January 1, 2004 (his normal retirement date) or four years after notice of termination of his contract. During his employment, Mr. Curley will receive an annual salary of $800,000 or such greater amount as the Board of Directors determines and an annual bonus if the Board of Directors decides to pay him one. In the event that Mr. Curley's employment is terminated by the Company without cause, he will be entitled to receive his salary for the balance of the term, subject to certain conditions. The contract also allows him to terminate his employment if there has been a change in control of the Company, as defined in the contract. If within two years after a change in control he terminates his employment or if his employment is terminated by the Company without cause, he will be entitled to: (i) continued payment of his salary and bonus; (ii) continued insurance and similar benefits; (iii) a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (iv) to the extent allowed under the 1978 Executive Long-Term Incentive Plan or other plans, he also will be entitled immediately to exercise in full, or receive the value of, all stock options under those plans; and (v) a "gross-up" payment for taxes payable by Mr. Curley as a result of all these benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average annual compensation for the last five years and are made under an agreement like the employment agreements described in this Proxy Statement.

  Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after his employment contract ends as long as he continues as an employee of the Company.

  The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as is mutually agreed upon, until the earlier of July 1, 2004 (his normal retirement date) or four years after notice of termination. In August 1997, the Board elected Mr. McCorkindale to the office of Vice Chairman and President of the Company. During his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. McCorkindale's employment is terminated without cause, he will be entitled to receive his annual salary for the balance of the term, subject to certain conditions. His contract also provides for arrangements in the event of a change in control of the Company like those described above for Mr. Curley. Mr. McCorkindale also is a participant in the Transitional Compensation Plan.

PENSION PLANS

  The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive officer's five highest consecutive years). The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

  The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to the individuals named in the above Summary Compensation Table in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

                                 PENSION TABLE

                 15 YEARS       20 YEARS       25 YEARS        30 YEARS        35 YEARS
     FINAL          OF             OF             OF              OF              OF
    AVERAGE      CREDITED       CREDITED       CREDITED        CREDITED        CREDITED
   EARNINGS      SERVICE        SERVICE         SERVICE         SERVICE         SERVICE
   ---------     --------       --------       ---------       ---------       ---------
     500,000     150,000        200,000          250,000         267,500         285,000
     600,000     180,000        240,000          300,000         321,000         342,000
     700,000     210,000        280,000          350,000         374,500         399,000
     800,000     240,000        320,000          400,000         428,000         456,000
     900,000     270,000        360,000          450,000         481,500         513,000
   1,000,000     300,000        400,000          500,000         535,000         570,000
   1,500,000     450,000        600,000          750,000         802,500         855,000
   2,000,000     600,000        800,000        1,000,000       1,070,000       1,140,000

  Final Average Earnings includes salaries and bonuses shown on page 12. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John J. Curley--28, Mr. McCorkindale--26, Mr. Watson--28, Mr. Walker--25, and Thomas Curley--25.

                 PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

  The Company's independent auditors are Price Waterhouse, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 27, 1998. The Audit Committee of the Board has recommended that Price Waterhouse be re-elected as independent auditors for 1998. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR Price Waterhouse unless otherwise indicated.

  Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

  The Company has received the following shareholder proposal. The Board of Directors recommends a vote AGAINST the proposal, and your proxy will be so voted unless you specify otherwise.

  The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting will constitute approval of the shareholder proposal. Proxies solicited by the Board of Directors will be voted AGAINST proposal 3 unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

            PROPOSAL 3--DECLASSIFICATION OF THE BOARD OF DIRECTORS

  The Carpenters Pension and Annuity Fund of Philadelphia and Vicinity, 1803 Spring Garden Street, Philadelphia, PA 19103-3916, beneficial owner of 3,400 shares of Gannett Common Stock, has notified the Company that it intends to present the following proposal for consideration at the meeting.

  BE IT RESOLVED: That the shareholders of Gannett Company, Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

 Statement by Shareholder in Support of the Resolution

  The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on the board and senior management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

  Staggered or classified boards can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire board which is pursuing failed policies. Concern that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, in favor of an alternative slate of candidates, it would be obvious that the incumbent directors' contributions were not highly valued. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and on each director individually is a sound way to insure that our Company will be managed in the best interests of the shareholders.

  We believe our Board members should stand for election annually, presenting and defending their strategic plan for the Company. There is growing support for this view of director elections, as reflected in the strong shareholder votes recently in favor of shareholder proposals to declassify boards of directors. Shareholders are interested in establishing effective mechanisms for achieving board and management accountability. Please give close consideration and your support to this reform proposal.

 Statement By The Board of Directors Against the Resolution

  The Company's board hopes that shareholders will give this issue serious thought and not simply resort to "voting guidelines" or other preconceived notions. The Board believes that this union proposal is not in the best interests of the Company and its shareholders and recommends that shareholders vote against it. We believe that Gannett's history of exemplary financial returns and operational success demonstrates why this proposal is unnecessary.

  The staggered election of directors is a common practice and is similar to procedures that have been adopted by the shareholders of many major corporations. Classified boards are specifically permitted by the laws of many states and by the rules of The New York Stock Exchange.

  Shareholders first should ask themselves whether it is true that a classified board detracts from the value of their investment or, in fact, adds to it.

  In 1985, the Company's shareholders voted in favor of establishing a classified board system. One key purpose for this measure, as explained in the 1985 proxy statement, was to give the board a greater ability, in case of a takeover offer, to analyze the takeover proposal, to solicit other offers, and to negotiate more favorable terms on behalf of the shareholders. The Company was not facing a takeover in 1985, nor does it do so now, yet the logic remains the same.

  When the shareholders approved the classified board, they obviously concluded that it would help protect their investment. It is our view that subsequent events have shown this judgment to be a wise one.

  We agree with the proponent's statement that "our Company's financial performance is closely linked to its corporate governance policies." The Company has been operating successfully with a classified board system for the past 12 years, and its performance has been strikingly good. During this period, the Company's net income has grown 158%, from $276 million to $713 million; its annual dividend rate has grown 72%, from 43c to 74c; and its stock price has grown 243%, from $18.03 to $61.81. During the past year alone, the Company's stock price has grown 65% and its total market value has grown from $10.58 billion to $17.55 billion.

  A number of leading institutional investors and commentators have recognized the benefits of a classified board. For example, in its 1997 Policy Statement on Corporate Governance, the Teachers Insurance and Annuity Association/College Retirement Equities Fund has concluded that a classified board is in full accordance with the principles of good corporate governance.

  We believe that a classified board of directors better ensures a level of stability and familiarity with the Company's policies and business operations among the directors, and a continuity and quality of leadership that directly contributes to enhanced long-term value for the Company's shareholders. A classified board system also reduces the ability of a third party to make a sudden, unsolicited change in the Company's direction.

  Further, shareholders disappointed with the Company's performance can replace incumbent directors or propose alternate nominees. If any director were voted out of office due to shareholder dissatisfaction, the remaining directors would be influenced by that action. Even with a classified board, shareholders would be able to replace a majority of the Company's directors in little over one year's time, at two consecutive annual meetings. Since the inception of a classified board of directors at Gannett in 1985, no slate of Board candidates has received less than a 97% vote in favor of its election.

  The proponent suggests that the current structure "insulate[s] directors and senior executives from the consequences of poor performance . . . and failed policies." What "failed policies" does the proponent refer to in Gannett's case? As noted above, Gannett's financial and operational performances have been strikingly good, and the Company has always operated in an atmosphere of full accountability.

  Finally, shareholders should note that the adoption of this proposal would not by itself eliminate Gannett's classified Board, since the proposal is only an advisory recommendation to the Board. Under the laws of Delaware, where the Company is incorporated, to eliminate a classified Board of Directors, the Board first would have to authorize an amendment to the Company's Certificate of Incorporation and the shareholders then would have to approve that amendment with at least an 80% vote of the outstanding shares.

  We believe that the excellent financial and operational track record of the Company demonstrates that a classified Board of Directors will continue to best serve and protect the interests of Gannett's shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

  As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

  In order to be eligible for inclusion in the proxy materials for the Company's 1999 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 18, 1998.

  The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

  Copies of the 1997 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 18, 1998

                               GANNETT CO., INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS -- APRIL 28, 1998

        The undersigned hereby appoints John J. Curley and Douglas H. McCorkindale or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on April 28, 1998 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

        PLEASE CAST YOUR VOTES ON THE REVERSE SIDE OR BY TELEPHONE AS DESCRIBED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1
                                                              ---
AND 2, AND AGAINST PROPOSAL 3. TO VOTE IN ACCORDANCE WITH THE BOARD OF
           -------
DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.


                                                                --------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                --------------

                  VOTING INSTRUCTIONS FOR GANNETT CO., INC.'S
                      1998 ANNUAL MEETING OF SHAREHOLDERS

This year for the first time Gannett Co., Inc. shareholders may vote their shares for matters to be covered at the Company's 1998 Annual Meeting of Shareholders using a toll-free telephone number. Of course, if you prefer, you can still vote using the attached proxy card. Below are the instructions for voting by phone or in writing.

VOTE BY PHONE 1-800-240-6326

Use any touch tone telephone to vote your proxy at anytime 24 hours a day, 7 days a week, until 10:00 a.m. on April 27, 1998. Have your proxy card in hand when you call. You will be prompted to enter the 3-digit Company Number and your 7-digit Control number which are noted below, and then to follow the simple voting instructions. If you would like to attend the meeting, you will have the opportunity to request a ticket at the end of the telephone call.

VOTE BY MAIL

Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope.

           IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.
                             THANK YOU FOR VOTING.
      [DOWN ARROW                                             [DOWN ARROW
     APPEARS HERE]             Please detach here            APPEARS HERE]
--------------------------------------------------------------------------------
                                                               -----------------
                                                               COMPANY #
                         (continued from reverse side)         CONTROL #
                                                               -----------------

    THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
                                 ---

    1. ELECTION OF DIRECTORS: Nominees are: Stuart T. K. Ho, Josephine P. Louis,
                             Douglas H. McCorkindale
p
L                    VOTE FOR all nominees except those I have listed below: [ ]
E                    VOTE WITHHELD from all nominees: [ ]
A
S      -------------------------------------------------------------------------
E   2. PROPOSAL TO ELECT Price Waterhouse as the Company's Auditors.

D             [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
E
T   THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.
A                                -------
C   3. SHAREHOLDER PROPOSAL for declassification of the Board of Directors.
H
              [ ] FOR      [ ] AGAINST      [ ] ABSTAIN
H
E   THE PROXIES are authorized to vote in their discretion upon such other
R   business, if any, as may properly come before the meeting.
E
                                         I plan to attend the meeting, and I
                                         request a ticket [ ]

                                         Please sign exactly as name appears at
                                         the left. Joint owners each should
                                         sign. When signing as attorney,
                                         executor, administrator, trustee or
                                         guardian, please give full related
                                         title.

                                         ---------------------------------------
                                         SIGNATURE                          DATE

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                                         SIGNATURE                          DATE